# PRESENTATION TO:

GTC Biotherapeutics

***Board of Directors***

CAYMUS PARTNERS

November 2010

I. Transaction Overview

Introduction

•

A special committee of The Board of Directors of GTC Biotherapeutics, Inc. (“GTC”) engaged Caymus Partners LLC (“Caymus Partners”) as its exclusive financial advisor in connection with a potential transaction whereby GTC would be taken private by LFB Biotechnologies, S.A.S.U. (“LFB”)

•	GTC Biotherapeutics is a Massachusetts-based biotechnology company that develops, supplies, and commercializes therapeutic proteins produced through transgenic technology.

•

Transgenic technology entails producing human therapeutic proteins in the milk of transgenic animals. Transgenic animals carry genetic information that allows them to express human therapeutic proteins in their milk. Once produced, these recombinant proteins can be efficiently purified from the animal’s milk to meet exacting FDA standards.

•	LFB Biotechnologies engages in the research and development of monoclonal antibodies and is based in Courtaboeuf, France.

•

As outlined in its offer letter submitted on October 15, 2010, LFB will purchase an additional 61 million shares of newly issued GTC common stock at $0.28 per share which will give LFB a 90% ownership stake.

•	Following the private placement, LFB would effect a statutory short-form merger in accordance with Massachusetts law cashing out all remaining minority shareholders for $0.28 per share.

3

GTC Biotherapuetics and LFB Biotechnologies

•

Since 2006, LFB has continually invested common equity, preferred equity and convertible debt in GTC and now owns approximately 83% of GTC on an “as converted” basis. LFB is currently the sole source of funding for GTC’s research and development costs

•	Without continued funding from LFB, GTC would have insufficient capital for its various drug development projects and would be unable to continue operations

•

During February and March 2010, GTC attempted to obtain external financing with the help of its financial advisor, Lazard. The capital raise ended unsuccessfully despite extensive efforts in reaching out to more than 25 potential financial sponsors

•

Because GTC no longer derives any benefits from its public status, LFB has now tendered an offer to take GTC private. The proposed transaction will result in substantial savings for GTC by removing the various legal and administrative costs associated with remaining public

4

GTC Biotherapeutics and LFB Biotechnologies (continued)

September 2006	LFB enters Joint Development and Commercialization Agreement with GTC, providing for a strategic collaboration to develop selected recombinant plasma proteins and monoclonal antibodies using GTC’s transgenic production platform. In connection with the agreement, LFB entered into a Stock and Note Purchase Agreement with GTC consisting of 14,615 shares of convertible preferred stock, 363,000 shares of Common Stock, subordinated convertible notes for an aggregate total of $25.0 million.

October 2006	Pursuant to the terms of the agreement, these securities were issued and sold in three tranches. The first tranche consisted 5,000 shares of GTC’s newly designated Series D convertible preferred stock on October 4, 2006 for $6,150,000.

December 2006	Completion of the second and third tranches was subject to GTC’s receipt of shareholder approval. The required shareholder approval was obtained on December 5, 2006. The second tranche consisted of LFB’s purchase of an additional 9,615 shares of Series D convertible preferred stock and the Convertible Note for an aggregate purchase price of $14,385,100 and was completed on December 14, 2006.

January 2007	The third tranche, which consisted of LFB’s purchase of the Third Tranche Shares for an aggregate purchase price of $4,464,900, was completed on January 3, 2007.

March 2008	LFB converted 14,500 shares of the Series D convertible preferred stock into 1,450,000 shares of Common Stock on March 25, 2008.

October 2008	LFB entered into a Note and Warrant Purchase Agreement with GTC to purchase for $15,000,000 a secured convertible note and a warrant to purchase up to 2,319,354 shares of Common Stock. The transaction was consummated on December 22, 2008.

June 2009	LFB entered into a securities purchase agreement with GTC in which GTC agreed to issue to LFB $12,000,000 of newly-designated Series E-1 convertible preferred stock and $13,500,000 of newly-designated Series E-2 convertible preferred stock in a private placement transaction.

October 2009	LFB elected to convert all 12,000 shares of Series E-1 Preferred Stock and 13,750 shares of Series E-2 Preferred Stock that it had purchased on July 31, 2009 into an aggregate of 10,598,144 shares of Common Stock. In addition, LFB exercised the warrant under the 2009 purchase agreement to purchase 6,000 shares of Series E-1 Preferred Stock and 6,750 shares of Series E-2 Preferred Stock

November 2009	LFB entered into a stock purchase agreement with GTC in which GTC agreed to issue and sell 3,387,851 shares of Common Stock to LFB

January 2010	LFB elected to convert all 6,000 shares of Series E-1 Preferred Stock and 6,750 shares of Series E-2 Preferred Stock that it had purchased on November 3, 2009 into an aggregate of 5,299,071 shares of Common Stock.

June 2010	LFB entered into a Note Purchase Agreement with GTC to purchase a secured convertible note in the principal amount of $7,000,000. The transaction was consummated on June 15, 2010. The 2010 secured convertible note matures on June 15, 2013

September 2010	On September 13, 2010, LFB sent a letter to the independent members of GTC’s board of directors seeking to initiate discussions with respect to a potential going private transaction to cash out the Company’s minority stockholders.

October 2010	On October 15, 2010, LFB sent an official Offer Letter to the independent members of GTC’s board of directors indicating that LFB’s board of directors had approved LFB making an offer to take GTC private. Such a transaction is proposed to be structured as a purchase by LFB of approximately 61,000,000 shares of Common Stock in a private placement transaction such that LFB would own at least 90% of the outstanding Common Stock. Following the private placement, LFB would effect a statutory short-form merger in accordance with Massachusetts law cashing out all minority shareholders for $0.28 per share.

5

GTC Biotherapeutics

•	GTC Biotherapeutics is a Massachusetts based biotechnology company that develops, supplies, and commercializes therapeutic proteins produced through transgenic technology
•	Company’s Mission Statement: To be the world leader in transgenic therapeutic protein development and production; delivering beneficial, safe and cost effective treatments to improve human health

Products:

•     GTC developed a recombinant human antithrombin called Atryn which has been approved for use in the United States and Europe. Atryn is used to treat a range of hereditary and acquired blood deficiencies, including hemophilia and other blood coagulation disorders. Atryn is GTC’s only commercialized drug and is produced by extracting a recombinant form of a specific human protein in goat milk

•     GTC also has other drugs currently in research & development and preclinical phases. Factor VIIa is GTC’s primary project currently in Phase I development and is expected to be effective in treating hemophilia. The drug has considerable commercial potential but is still many years from completion and will require a significant amount of continued investment and regulatory approval before becoming commercially available.

6

Scope of Engagement

•

In preparing its Opinion, Caymus Partners took into account its assessment of general economic, market and financial conditions as well as its experience with similar transactions and valuations, among other things:

•	Reviewed financial information and other data including GTC’s most recent financial statements;

•	Reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to GTC

•	Reviewed and discussed with management certain financial and operating information furnished by them, including assumptions with respect to the business, operations and future prospects

•

The Opinion by Caymus Partners is necessarily based upon market, economic and other conditions, as they exist, and could be evaluated, on November [2], 2010. Accordingly, although subsequent developments may affect its Opinion, Caymus Partners does not assume any obligation to update, review or reaffirm its Opinion

•

Caymus Partners has relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it by GTC’s management without assuming any responsibility for an independent verification of any such information and has further relied upon the assurance of management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading

7

The Transaction

•

As outlined in its offer letter submitted on October 15, 2010, LFB will purchase an additional 61 million shares of newly issued GTC common stock at $0.28 per share which will give LFB a 90% ownership stake.

•	Following the private placement, LFB would effect a statutory short-form merger in accordance with Massachusetts law cashing out all remaining minority shareholders for $0.28 per share.

•

LFB’s offer constitutes a $17 million total purchase price and represents a 6.7% discount to the company’s current share price of $0.30 per share, and a 12.5% discount to the trailing 30 day stock price of $0.32 per share

•	This is equivalent to $2.4 million in total purchase price premium over GTC’s current trading price

Offer Sensitivity Analysis

($ in thousands)

Purchase Price ($ per share)	Premium to Current Offer	Newly Issued Shares	Minority Shares	Total Purchase Price	Premium to Current Offer	Premium % of Total Purchase Price
0.280		60,857	9,130	$19,596	$0	0%
0.294	5%	60,857	9,130	20,576	980	5%
0.308	10%	60,857	9,130	21,556	1,960	9%
0.322	15%	60,857	9,130	22,536	2,939	13%
0.336	20%	60,857	9,130	23,516	3,919	17%

8

IV. Historical Financials

GTC Historical Income Statements

	2005	2006	2007	2008	2009
Revenue	4,152	6,128	13,896	16,656	2,826

Costs of revenue and operating expenses:
Cost of revenue	4,344	6,651	11,561	8,624	2,256
Research and development	21,145	25,401	28,925	21,031	25,417
Selling, general and administrative	8,428	9,723	9,834	10,208	11,407

	33,917	41,775	50,320	39,863	39,080

Operating loss from continuing operations:	(29,765)	(35,647)	(36,424)	(23,207)	(36,254)

Other income and (expenses):
Interest income	547	1,237	1,443	184	21
Interest expense	(1,140)	(1,001)	(1,329)	(1,183)	(3,443)
Other income (expense)	246	66	(11)	1,541	12,723

Net loss	(30,112)	(35,345)	(36,321)	(22,665)	(26,953)
Dividends/accretion on redeemable convertible preferred stock					(900)
Net loss attributable to common shareholders	(30,112)	(35,345)	(36,321)	(22,665)	(27,853)
Net loss per common share (basic and diluted)	(6.19)	(5.29)	(4.66)	(2.31)	(2.18)
Weighted average # of shares outstanding (basic and diluted)	4,865,814	6,686,035	7,786,300	9,819,996	12,778,445

•	GTC has incurred net losses for the past five years primarily due to drug development costs far exceeding net revenue received from its only commercially sold drug, Atryn

10

GTC Current and Historical Balance Sheets

	Sept 30, 2010	Jan 3, 2010
ASSETS

Current assets:
Cash and cash equivalents	2,738	3,816
Accounts receivable and unbilled contract revenue	395	243
Related party receivable	2,417	1,500
Inventory	379	56
Restricted cash	449	599
Other current assets	938	1,217

Total current assets	7,316	7,431

Net property, plant and equipment	11,873	12,456
Intangible assets, net	4,671	5,348
Other assets	600	765

Total assets	24,460	26,000

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	4,689	6,295
Accrued liabilities	7,596	6,029
Related party payable	1,300	650
Short-term deferred contract revenue	1,477	6,875
Derivative liability	—	2,660
Current portion of long-term debt	26	51
Current portion of debt to related party	—	300

Total current liabilities	15,088	22,860

Accrued interest related party	1,457	656
Long-term deferred contract revenue	—	8,173
Long-term debt, net of current portion	35	54
Long-term debt to related party, net of debt discount	31,638	16,704
Other long-term liabilities	20	37

Total liabilities	48,238	48,484

Redeemable convertible preferred stock:
Series E-1 Redeemable Convertible Preferred stock	—	4,223
Series E-2 Redeemable Convertible Preferred stock	—	4,370
Related party subscription receivable	—	(6,375)
Total redeemable convertible preferred stock	—	2,218

Shareholders’ deficit:
Preferred stock	—	—
Common stock	304	247
Capital in excess of par value	309,273	303,869
Accumulated deficit	(333,355)	(328,818)

Total shareholders’ deficit	(23,778)	(24,702)

Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	24,460	26,000

11

GTC Historical Balance Sheets

Balance Sheet Data:	2005	2006	2007	2008	2009

Cash, cash equivalents and marketable securities	36,169	43,385	15,765	11,643	3,816

Long-term liabilities	9,688	16,443	13,970	28,469	24,968

Shareholders’ equity (deficit)	36,709	37,956	8,024	(4,123)	(22,484)

•	Cash, cash equivalents, and marketable securities have continuously decreased over the last 4 years from $43.4 million in December 2006 to $2.7 million in September 2010

•	GTC holds a significant amount of long-term debt from LFB. Total long-term liabilities has increased from $9.7 million in December 2005 to $33.2 million in September 2010

•	LBF has amended the original terms on it’s various debt agreements with GTC to more favorable terms for GTC, resulting in reduced interest rates and lower accrued interest

•	These considerations from LFB have allowed GTC to continue operations, since the company would be insolvent if the original terms of the debt agreements were enforced

•	Under the original contracts, LFB has total principal payments of $16.4 million due in 2012

•	Year over year losses have caused shareholder’s deficit to reach $23.8 million in September 2010

12

GTCB 5-Year and 1-Year Historical Stock Price Charts

GTCB
1 Week
24
22
20
18
16
14
12
10
8
6
4
2
0
2006
2007
2008
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2010

GTCB
1 Day
March 2010
GTCB moves
to OTC pink sheets
1.4
1.2
1
0.8
0.6
0.4
0.2
2009
Dec
2010
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct

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GTC 6-Month and 30-Day Historical Stock Price Charts

GTCB
1 Day
0.58
0.54
0.5
0.46
0.42
0.38
0.34
0.3
0.26
0.22
2010
May
Jun
Jul
Aug
Sep
Oct

GTCB
1 Day
0.32
0.3
0.28
0.26
0.24
0.22
2010 Oct
7
8
11
12
13
14
15
18
19
20
21
22
25
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29

14

Valuation of GTC

GTC Projected Income Statement

	2010	2011	2012	2013	2014	2015
Revenue Base
ATryn (excl new 500 IU impact if not funded)	1,056	2,500	3,000	4,000	5,000	5,000
Atryn (impact of new small vial)		500	3,000	6,000	10,000	15,000
Contract Services (non-LFB)	1,539	1,156	507	517	528	539
Contract Services (LFB)	500	500	500	500	500	500
add: non-cash Lundbeck recognition	8,900
US Market FVIIa Revenue (not adj for JV own pct)						43,800

Total Revenue	11,995	4,656	7,007	11,017	16,028	64,839

Costs of Sales
Materials used in Mfg	172	641	229	—	104	361
External Services	1,625	1,462	1,112	—	288	6,417
Internal Salaries & Overheads	661	916	745	—	187	5,660
Change in Inventory	(356)	(1,895)	815	1,330	1,322	(1,693)

Total Cost of Sales	2,102	1,123	2,900	1,330	1,901	10,744

Gross Margin	9,893	3,533	4,107	9,687	14,127	54,095
Research & Development	20,658	20,190	15,278	11,270	11,773	16,515
Commercial - Selling, Marketing	2,356	1,616	1,997	3,202	3,614	4,126
Intellectual Property Costs	1,125	923	951	980	1,009	1,039
General & Administrative	3,289	3,863	4,010	4,130	4,254	4,382
Interest Expense (excludes LFB debt)	103	103	103	96	80	66

Profit before Income Taxes	(17,638)	(23,162)	(18,232)	(9,990)	(6,603)	27,967
Income Taxes	—	—	—	—	—	—

Net Income	(17,638)	(23,162)	(18,232)	(9,990)	(6,603)	27,967

16

GTC Projected Cash Flows

Net Income	(17,638)	(23,162)	(18,232)	(9,990)	(6,603)	27,967

Adjustments:
Change in Inventory	356	1,895	659	(1,330)	(1,322)	1,693
FVIIa Reimbursement from LFB	3,157
Add - Depreciation & Amortization	1,917	1,846	1,570	1,580	1,590	1,351
Add Capital, Payables	(4,035)	(3,324)	(3,300)	(3,000)	—	—
Add Gen III Capital	—	(1,600)	—	—	—	—
Non-Cash Revenue	(8,900)	—	—	—	—	—

Cash Inflow(Outflow)	(25,143)	(24,344)	(19,303)	(12,740)	(6,335)	31,011

•	GTC continues to project negative net income and cash flow in the near future and does not expect positive revenue until 2015

•

A traditional discounted cash flow analysis is used to measure the net present value of a company’s future stream of earnings. This method cannot be accurately applied to GTC due to the fact that GTC’s first year of positive projected cash flow begins in 2015 and is entirely dependent on LFB’s continued funding

•	Additionally, there is significant speculation involved in estimating the likelihood of future revenues being realized

•	The probability of success and commercial value for GTC’s FVIIa project is highly uncertain

•

LFB and GTC are currently engaged in a collaboration agreement to develop multiple recombinant proteins. Under this contract, profit allocation will be adjusted based on the development costs incurred. Because LFB is currently bearing the majority of research and development costs of these projects, LFB will be entitled to the majority of future potential profits received

17

Comparable Public Company Analysis

•	Caymus Partners researched the stocks of public companies similar to GTC to produce the following list:

(Dollars in Millions, Except Per Share Amounts)

			52 Week		Shares	Percent	Market	Total			Multiple of Enterprise Value to:
		Share Price	Price Range		Outstanding	of 52 Wk	Value of	Enterprise	LTM	LTM	LTM	LTM
Company	Ticker	11/02/10	High - Low		(MM)	High	Equity	Value	Revenue	EBITDA	Revenue	EBITDA

Biotechnology R&D -

Protalix BioTherapeutics, Inc.	PLX	$10.00	$12.5	$5.6	81.0	80.0%	$810.2	$755.2	$2.7	$(36.8)	282.9x	N/M
Ablynx NV	ABLX	$11.57	$11.9	$8.7	43.6	96.9%	$504.4	$357.4	$34.2	$(28.5)	10.5x	N/M
Sangamo Biosciences Inc.	SGMO	$4.09	$6.8	$2.8	45.2	60.0%	$184.9	$115.9	$26.4	$(18.4)	4.4x	N/M
Repligen Corporation	RGEN	$3.82	$5.1	$3.0	30.8	75.0%	$117.6	$62.4	$24.8	$1.1	2.5x	57.0x
GenVec, Inc.	GNVC	$0.50	$3.4	$0.4	129.0	15.0%	$64.6	$25.6	$12.4	$(16.1)	2.1x	N/M
PolyMedix, Inc.	PYMX	$0.88	$1.5	$0.7	81.0	58.3%	$70.9	$52.6	$1.9	$(13.5)	27.2x	N/M
Sinobiomed Inc.	SOBM	$0.06	$0.3	$0.0	131.4	19.6%	$7.2	$17.6	$1.1	$(4.9)	16.5x	N/M
Hansa Medical AB	HMED	$0.78	$1.8	$0.7	7.7	43.4%	$6.1	$4.8	$0.1	$(2.1)	75.9x	N/M
Amarillo Biosciences Inc.	AMAR	$0.03	$0.2	$0.0	54.6	14.8%	$1.7	$3.7	$0.1	$(1.2)	67.9x	N/M
Pharming Group N.V.	PHARM	$0.35	$0.8	$0.2	358.8	46.1%	$124.3	$124.2	$1.7	$(29.2)	74.0x	N/M
Dyax Corp.	DYAX	$2.41	$4.7	$2.1	98.4	51.4%	$237.1	$206.4	$48.5	$(14.2)	4.3x	N/M
ViroPharma Inc.	VPHM	$16.36	$16.8	$7.3	78.0	97.4%	$1,275.8	$971.2	$405.2	$220.5	2.4x	4.4x
GTC Biotherapeutics, Inc.	GTCB	$0.24	$1.8	$0.2	30.5	13.2%	$7.3	$36.2	$15.7	$(10.3)	2.3x	N/M

•	Due to the unique nature of the biotech industry, company valuation may not be accurately reflected in historical revenue and EBITDA multiples or similar metrics.

•	The multiples of Enterprise Value to Revenue and EBITDA are largely not meaningful due to:

•	A) Significant variation within the sample for the EV / LTM Revenue multiple

•	B) Negative EBITDA for the majority of biotechnology companies listed

18

Comparable Transactions Analysis

						Takeover premium %
Date	Transaction Comments	Implied EV	Implied EV / Revenues	Implied EV / EBITDA	Implied Equity Value / Book Value	1 Day Prior	1 Week Prior	1 Month Prior	Total Consideration to Shareholders	Percent Sought (%)
07/30/2010	Elektron plc (AIM: EKT) made an offer to acquire the remaining 46.89% stake in Hartest Holdings plc (AIM: HTH) for £3.6 million on July 30, 2010. Elektron plc will pay £0.9 for 4.035258 million shares.	$12	0.35	4.07	0.88	5.6%	1.7%	-2.2%	5.70	46.9%

01/05/2010	IBSA Farmaceutici Italia Srl agreed to acquire remaining 39.03% stake in Bouty Healthcare Spa (CM: BTY) for €13.1 million on January 5, 2010. The offer per share for Bouty’s shares is €1.20.Tender offer period will commence on January 7, 2010 and expire on February 10, 2010.	$65	0.77	11.73	1.07	0.5%	0.7%	18.8%	18.81	39.0%

11/10/2009	Westaim Corp. (TSX: WED) entered into a definitive agreement to acquire the remaining 25% stake that it currently does not own in NUCRYST Pharmaceuticals (NASDAQCM: NCST) for $8.1 million in cash on November 10, 2009.	$19	0.91	24.90	1.27	77.0%	77.0%	76.3%	8.11	25.0%

07/08/2009	UCB SA (ENXTBR: UCB) offered to acquire the remaining 0.41% stake in Schwarz Pharma AG for €22.3 million on July 8, 2009. Under the terms, UCB will offer €111.44 per share.	$8,214	13.43	31.75	18.43	-4.5%	-5.3%	-5.2%	30.93	0.4%

05/08/2009	Alcon Inc. (NYSE: ACL) made an offer to acquire remaining 4.96% stake in WaveLight AG from Carl Zeiss Meditec AG (XTRA: AFX) in cash on May 8, 2009.	$217	1.95	12.72	13.69	-9.0%	2.7%	5.9%	8.86	5.0%

04/24/2009	Shire Limited (LSE: SHP) made a squeeze out offer to acquire remaining 1.22% stake in Jerini AG (XTRA: JI4) for €5.4 million on April 24, 2009. The offer per share is €7.53.	$565	84.73	—	21.33	5.0%	4.7%	5.0%	7.18	1.2%

03/15/2009	Brascan Asset Management Holdings Limited signed an agreement to acquire 40% stake in MediSolution Ltd. (TSX: MSH) for CAD 19 million in cash on March 15, 2009. The offer per share is CAD 0.3 per share.	$12	0.33	2.81	1.01	53.9%	62.2%	42.9%	14.92	40.0%

07/10/2008	Novartis AG (VIRTX: NOVN) made an offer to acquire the remaining 38.6% stake in Speedel Holding AG (SWX: SPPN) for CHF 392.11 million in cash on July 10, 2008. The offer price is CHF 130 per share in cash.	$957	126.29	—	36.63	93.7%	107.0%	67.9%	381.78	38.6%

06/16/2008	CompuGroup Holding AG (DB:COP) made an offer to acquire remaining 31.2% stake in ProfDoc ASA for approximately NOK 248 million in cash on June 16, 2008. CompuGroup Holding shall pay NOK 40 per share for ProfDoc.	$153	2.67	18.60	7.65	33.8%	37.9%	27.0%	47.93	31.2%

04/08/2008	Lagardere Active, SAS made a bid to acquire the remaining 36.65% stake in Doctissimo (ENXTPA: DOC) for approximately €45.33 million on April 8, 2008. The offer per share is €30.50.	$193	10.73	15.93	12.78	1.1%	1.2%	0.7%	71.16	36.7%

12/13/2007	OSI Systems, Inc. (NasdaqNM: OSIS) agreed to acquire the 9.3% stake in Spacelabs Healthcare, Inc. for $11.9 million on December 13, 2007. Each share of Spacelabs Healthcare common stock held by the minority shareholders immediately prior to the effective time of the merger was converted into the right to receive $2.01 per share.	$169	0.73	28.86	2.19	-1.4%	3.8%	23.3%	11.86	9.3%

12/10/2007	HealthpointCapital Partners II, L.P., managed by HealthPoint, LLC. made an offer to acquire remaining 38.68% stake in Ideal Medical Products (ENXTPA: IMP) for €29.34 million on December 10, 2007.	$133	1.76	17.72	6.30	2.1%	2.1%	26.8%	43.18	38.7%
					Average:	21.5%	24.6%	23.9%
					Median:	3.6%	3.2%	21.0%

19

Comparable Transactions Analysis

•	Caymus Partners researched transactions in the market comparable to the proposed transaction between GTC and LFB

•	The list of twelve comparable transactions was produced using the following filters:

A.	Transactions over the last 3 years

B.	Transactions within the Healthcare industry

C.	Transactions in the developed markets (U.S., Canada and Europe)

D.	Transactions with the majority shareholder purchasing remaining shares (going private)

•	The average takeover premium one month prior to the transaction closing was 23.9%, while the median takeover premium one month prior to closing was 21.0%.

Purchase Premiums for Going Private Transactions

Descriptive Statistics

	1 Day Prior	1 Week Prior	1 Month Prior
High	93.7%	107.0%	76.3%
Low	-9.0%	-5.3%	-5.2%
Mean	21.5%	24.6%	23.9%
Adjusted Mean[1]	17.3%	19.4%	21.6%
Median	3.6%	3.2%	21.0%

(1)	Ignores highest and lowest datapoint

•	Considerations for evaluating this data would include the small size of the sample, variability within the sample, remaining ownership percentage sought, company size, and company earnings performance

20

VI. Summary

Summary

•	The Board of Directors engaged Caymus Partners as its exclusive financial advisor in connection with a potential Transaction

•	Caymus Partners undertook a study and analysis of the business, operations, financial condition and prospects of GTC

•	Caymus Partners met with the management of GTC to discuss the transaction and due diligence questions as well as to review financial and other pertinent information

•	Given GTC’s complete reliance on LFB for the continued ability to operate, Caymus believes the proposed transaction is fair to GTC’s remaining shareholders

22

Appendix

23

Supplementary Analysis: Comparable Transactions not in Healthcare Industry

Date	Transaction Comments	Implied EV	Implied EV / Revenues	Implied EV / EBITDA	Implied Equity Value / Book Value	1 Day Prior	1 Week Prior	1 Month Prior	Total Consideration to Shareholder	Percent Sought (%)

09/17/2010	Interstil AS made an offer to acquire the remaining 8.76% stake in Hjellegjerde ASA (OB: HJE) for NOK 5.8 million from Havila AS, Nordnet Bank AB (OM: NN B), Danske Bank A/S (CPSE: DANSKE) and other shareholders	$11	—	—	—	-25.1%	-21.2%	-40.1%	0.94	8.8%

08/06/2010	Marko Pipunic, Josip Pavic, Chief Executive Officer of IPK KANDIT and other investors made a tender offer to acquire the remaining 48.91% stake in IPK KANDIT (ZGSE: IPKK-R-A) for HRK 82.4 million on August 6, 2010. Marko Pipunic, Josip Pavic and other investors will pay HRK 235.51 per share.	$31	—	—	—	3.7%	4.4%	5.6%	6.19	19.7%

07/30/2010	Elektron plc (AIM: EKT) made an offer to acquire the remaining 46.89% stake in Hartest Holdings plc (AIM: HTH) for £3.6 million on July 30, 2010. Elektron plc will pay £0.9 for 4.035258 million shares.	$12	0.35	4.07	0.88	5.6%	1.7%	-2.2%	5.70	46.9%

06/25/2010	Eimco Water Technologies GmbH made an offer to acquire the remaining 7.4% stake in CHRIST Water Technology AG (WBAG: CWT) for €3.1 million on June 25, 2010. Under the terms, €2.1 per share will be offered to the remaining shareholders in CHRIST Water.	$87	0.46	—	—	-25.0%	-25.0%	-25.0%	3.76	7.4%

06/10/2010	7293411 Canada Inc. signed a subsequent acquisition agreement acquire remaining 16.88% stake in Optimal Group Inc. (NasdaqGM: OPMR) for $2.1 million	$7	0.09	—	1.04	0.8%	1.3%	3.4%	2.09	16.9%

06/09/2010	Western Coal Corp. (TSX: WTN) made an offer to acquire the remaining 45.3% stake in Energybuild Group Plc (AIM: EBG) from Majedie Asset Management Limited, BlackRock Investment Management (UK) Limited, Henderson Global Investors Limited, INVESCO Asset Management Limited, Colin Cooke, Robert Morgan and Morgan Rhidian Davies for £24.1 million	$75	5.01	32.07	1.64	16.5%	16.5%	11.2%	36.68	45.3%

06/04/2010	Guild Ventures, Ltd. made an offer to acquire the remaining 48.59% stake in Preston North End plc (AIM: PNE) for £0.08 million	$42	2.80	—	—	-94.7%	-94.7%	-94.9%	0.10	39.6%

04/26/2010	Mitsides Public Company Ltd. (CSE: MIT) made an offer to acquire remaining 8.86% stake in MITSIDES POINT A.D. (BELEX: ZTPB) for RSD 21.4 million on April 26, 2010. Under the terms, Mitsides Public Company Ltd. will acquire 2,227 shares for RSD 9,600 per share.	$14	1.01	—	—	0.0%	0.0%	0.0%	0.29	8.9%

03/31/2010	Richmont Mines Inc. (AMEX: RIC) offer to acquire the remaining 30% of Louvem Mines Inc. (TSXV: LOV) for CAD 5.9 million in stock on March 31, 2010. Under the terms of transaction, Louvem shareholders will receive one Richmont Share for every 5.4 Louvem shares.	$14	1.30	233.17	2.94	47.8%	63.9%	115.4%	5.76	30.0%

03/22/2010	Spyros and Savvas Spyrou made an offer to acquire remaining 48.75% stake in ASG (Andy Spyrou Group) Public Ltd. (CSE: ASG) for €2.9 million. The buyers offered to pay €0.28 in cash per share.	$8	—	—	—	40.0%	40.0%	47.4%	3.88	48.8%

03/01/2010	Autoliv, Inc. (NYSE: ALV) made an offer to acquire the remaining 49% stake in Norma AS (TLSE: NRM1T) for approximately EEK 600 million in cash. Autoliv has offered to purchase 6.47 million shares of Norma at the purchase price of EEK 92.31.	$51	0.74	7.02	1.31	28.3%	33.5%	31.7%	51.54	49.0%

02/25/2010	Philex Mining Corporation (PSE: PX) signed a definitive agreement to acquire remaining stake in Philex Gold Inc. for $5.79 million. Philex Mining offered $0.75 per share.	$96	—	—	—	100.0%	100.0%	60.0%	5.79	19.0%

24

Supplementary Analysis: Comparable Transactions not in Healthcare Industry

Date	Transaction Comments	Implied EV	Implied EV / Revenues	Implied EV / EBITDA	Implied Equity Value / Book Value	1 Day Prior	1 Week Prior	1 Month Prior	Total Consideration to Shareholder	Percent Sought (%)

01/12/2010	Ashley NA, LLC made an offer to acquire 20% stake in Antigua Enterprises, Inc. (TSXV: ANE) for $2.58 million in cash. As consideration, Ashley NA, LLC will pay an offer price of $0.31 per share.	$17	0.47	21.88	0.85	23.5%	23.5%	28.4%	2.58	20.1%

01/05/2010	IBSA Farmaceutici Italia Srl agreed to acquire remaining 39.03% stake in Bouty Healthcare Spa (CM: BTY) for €13.1 million on January 5, 2010. The offer per share for Bouty’s shares is €1.20.	$65	0.77	11.73	1.07	0.5%	0.7%	18.8%	18.81	39.0%

11/23/2009	Yuri Itkis Gaming Trust of 1993 made a tender offer to acquire remaining 25.22% stake in FortuNet, Inc (NasdaqGM: FNET) for $4.7 million in cash. The offer price is $1.7 per share.	$21	1.33	5.33	1.57	75.8%	71.7%	65.4%	6.27	25.2%

11/10/2009	Westaim Corp. (TSX: WED) entered into a definitive agreement to acquire the remaining 25% stake that it currently does not own in NUCRYST Pharmaceuticals (NASDAQCM: NCST) for $8.1 million in cash.	$19	0.91	24.90	1.27	77.0%	77.0%	76.3%	8.11	25.0%

10/28/2009	Arnon Levy, President of Guest-Tek, and other individual investors entered into an arrangement agreement to acquire the remaining 44.76% stake in Guest-Tek Interactive Entertainment Ltd. (TSX: GTK) from MP Holdings Inc. (TSE: 3734) and other shareholders for CAD 3.5 million in cash.	$5	0.13	1.90	0.86	100.0%	100.0%	61.3%	3.29	44.8%

10/28/2009	Delphi Energy Corp. (TSX: DEE) signed an agreement to acquire remaining 20.95% stake in Fairmount Energy Inc. for CAD 1.9 million. Delphi will issue 0.3571 of its shares for each outstanding share of Fairmount.	$15	4.35	18.83	0.55	12.8%	6.5%	8.5%	1.83	21.0%

10/19/2009	Eczacibasi Yapi Gerecleri Sanayi ve Ticaret A.S. (IBSE: ECYAP) made a cash offer to acquire the remaining 4.98% stake in Burgbad AG from minority shareholders for €3.5 million in cash on October 19, 2009. ECYAP made a cash offer of €19.67 per share to minority shareholders of Burgbad.	$99	0.84	4.43	2.21	3.6%	3.6%	-4.0%	5.14	5.0%

10/14/2009	Bryan J. Zwan and Al Zwan signed a contribution agreement to acquire the remaining 8.91% stake in Digital Lightwave Inc. (OTCBB: DIGL) for $1.3 million in cash. Under the terms of the agreement, the shareholders of Digital Lightwave will receive $0.055 per share.	$53	6.08	—	—	0.0%	10.0%	37.5%	1.25	8.9%

09/25/2009	Cequence Energy Ltd. (TSX: CQE) made a tender offer to acquire the remaining 29.05% of HFG Holdings, Inc. for CAD 10.5 million in stock. Cequence will issue 0.04 of a common share of Cequence for each outstanding HFG share for the consideration.	$33	—	—	—	22.5%	32.7%	59.2%	9.67	29.1%

09/11/2009	James Darby and Douglas Halward made an offer to acquire remaining 29.12% stake in Consolidated Envirowaste Industries Inc. (TSXV: CWD) for CAD 0.42 million in cash in a going-private transaction.	$6	0.36	5.87	0.26	179.9%	179.9%	179.9%	0.40	29.1%

25

Supplementary Analysis: Comparable Transactions not in Healthcare Industry

Date	Transaction Comments	Implied EV	Implied EV / Revenues	Implied EV / EBITDA	Implied Equity Value / Book Value	1 Day Prior	1 Week Prior	1 Month Prior	Total Consideration to Shareholder	Percent Sought (%)

08/20/2009	Turret Oy Ab signed an arrangement agreement to acquire remaining 28.36% stake in Con-Space Communications Ltd. (TSXV: CCB) for CAD 0.4 million. Turret will acquire the remaining shares at a price of CAD 0.03 per share.	$7	0.95	—	—	0.0%	0.0%	0.0%	0.37	28.4%

08/04/2009	Info-Quest SA (ATSE: QUEST) made an offer to acquire the remaining 20.44% stake in Rainbow SA (ATSE: RAIN) for €2.2 million on August 4, 2009. As reported, Info-Quest offered a price of €1.46 per share.	$16	—	—	—	2.8%	0.7%	11.5%	3.23	20.4%

07/15/2009	Paramount Energy Trust (TSX: PMT.UN) signed an agreement to acquire the remaining 31.64% stake in Profound Energy Inc. (TSX: PFX) for CAD 17.8 million. Under the terms of agreement, each shareholder of Profound Energy will have an option to receive either CAD 1.34 in cash or 0.394 of Paramount Energy Trust unit or a combination of cash and Paramount Energy Trust unit.	$97	2.92	5.13	0.41	-5.3%	-4.7%	-10.9%	15.91	31.6%

07/14/2009	Don Koenig and Jan Koenig agreed to acquire remaining 47.70% stake in Humpty’s Restaurants International Inc. (TSXV: HMP) for CAD 1.8 million in cash. Under the terms of agreement, Don Koenig and Jan Koenig will pay CAD 0.26 per share.	$5	0.94	5.06	2.01	18.2%	18.2%	18.2%	1.60	47.7%

07/03/2009	Harboes Bryggeri A/S (CPSE: HARB B) made an offer to acquire remaining 24.49% stake in GourmetBryggeriet A/S (CPSE: GB) for DKK 7.6 million in stock on July 3, 2009. Harboes Bryggeri shall offer 1 share for 15 GourmetBryggeriet shares.	$6	0.97	—	—	-30.1%	-30.1%	-35.7%	1.43	24.5%

06/11/2009	Glencoe Capital LLC made an offer to acquire remaining 1.98% shares of Polyair Inter Pack Inc. (OTCPK: PPKZ) for CAD 0.17 million. The consideration to be paid to shareholders will be CAD 0.05 per common share.	$23	0.23	16.30	—	102.4%	167.8%	203.4%	0.15	2.0%

04/03/2009	TAT Technologies Ltd. (Nasdaq: TATTF) entered into a definitive agreement to acquire the remaining 38.2% stake in of Limco-Piedmont Inc. (Nasdaq: LIMC) for $12.9.	$1	0.02	0.31	0.51	12.0%	16.6%	22.1%	12.94	38.2%

03/27/2009	Luc Geuten, Chief Executive Officer of Mitiska SA, made a tender offer to acquire the remaining 48.98% stake in Mitiska SA (ENXTBR: MIT) for €56.9 million in cash on March 27, 2009. Luc Geuten offered €13.75 per share of Mitiska.	$53	0.42	14.97	0.83	12.7%	18.0%	27.3%	75.52	49.0%

03/18/2009	American Software, Inc. (NasdaqGS: AMSW.A) offered to acquire the remaining 12.13% stake in Logility Inc. (NasdaqGM: LGTY) for $8 million in cash. American Software, Inc. has offered a price of $5.1 per share.	$56	1.34	6.07	1.72	44.2%	49.4%	51.0%	10.95	12.1%

03/15/2009	Brascan Asset Management Holdings Limited signed an agreement to acquire 40% stake in MediSolution Ltd. (TSX: MSH) for CAD 19 million in cash. The offer per share is CAD 0.3 per share.	$12	0.33	2.81	1.01	53.9%	62.2%	42.9%	14.92	40.0%

03/12/2009	SFR made an offer to acquire the remaining 33.43% stake in Jet Multimédia S.A. (ENXTPA: JET) for €20.1 million in cash. Under the terms of the agreement, SFR will acquire approximately 3.5 million shares of Jet Multimedia’s shares at €5.75 per share.	$61	—	13.25	1.49	32.7%	32.7%	32.9%	33.19	33.4%

03/03/2009	Groupe Eurotunnel S.A. (ENXTPA: GET) signed a merger agreement to acquire the remaining 0.68% stake in TNU SA (ENXTPA: TNU) for €0.52 million on March 3, 2009. GET would issue 0.18 million of new shares for 177.3 million shares of TNU at an exchange ratio of 0.001008.	$97	—	—	—	-96.7%	-97.1%	-97.3%	0.66	0.7%

26

Supplementary Analysis: Comparable Transactions not in Healthcare Industry

Date	Transaction Comments	Implied EV	Implied EV / Revenues	Implied EV / EBITDA	Implied Equity Value / Book Value	1 Day Prior	1 Week Prior	1 Month Prior	Total Consideration to Shareholder	Percent Sought (%)

01/22/2009	Sumida Corp. (TSE: 6817) signed an agreement to acquire remaining 15.6% stake in Vogt Electronic AG for €5.3 million in cash. The agreement includes an offer per share of €7.5 and acquisition of the preference shares for €9.8 million.	$86	0.47	12.47	1.76	36.1%	36.1%	36.4%	6.87	15.4%

12/09/2008	PFHC Establishment AD made an offer to acquire 8% stake in Balkantourist Elit AD-Sofia for BGN 6.04 million on December 9, 2008. Under the terms of the offer, PFFC will acquire 3.13 million shares of Balkantourist at BGN 1.93 per share.	$50	—	—	—	140.7%	140.7%	92.8%	3.98	8.0%

11/26/2008	An investor group comprised of Charalambos Papantoniou, Antonis Papantoniou and Costas Papantoniou launched a tender offer to acquire the remaining 18.6% stake in C.A.C. Papantoniou Public Company Ltd for €6.8 million on November 26, 2008.	$47	—	—	—	16.8%	40.4%	30.1%	8.73	18.6%

11/20/2008	3L Capital made a bid to acquire the remaining 40.64% stake in Exendis NV (ENXTAM: EXNDS) from the existing shareholders for approximately €0.3 million in cash on November 20, 2008. 3L Capital will offer €0.38 per share.	$(4)	—	—	0.16	-48.7%	-62.0%	-39.7%	0.03	2.9%

11/19/2008	Victory Nickel Inc. (TSX: NI) signed an agreement to acquire remaining 16% stake in Independent Nickel Corp. (TSX: INI) for CAD 0.6 million in stock on November 19, 2008. Shareholders of Independent Nickel Corp. will receive 1.1 share of Victory Nickel Inc. for each share of Independent Nickel Corp. held.	$1	—	—	0.20	32.0%	32.0%	-40.0%	0.52	16.0%

11/17/2008	Sigma Consulting made an offer to acquire remaining 3.73% stake in Cigarette Factory Plovdiv AD (BUL: 4CV) for approximately BGN 1.47 million on November 17, 2008. The consideration includes acquisition of remaining shares of Plovdiv at BGN 36.6 per share.	$25	—	—	—	21.0%	22.0%	4.6%	0.94	3.7%

11/12/2008	Management of RDF Media Group Plc, led by Chief Executive Officer David Frank and Cyrte Investments B.V. made an offer to acquire the remaining 39.7% stake in RDF Media Group Plc for £20.7 million in cash on November 12, 2008. The consideration includes acquisition of remaining stake at £1.2 per share. Management of RDF Media Group Plc, led by Chief Executive Officer David Frank and Cyrte Investments B.V. signed an agreement to acquire the remaining 39.7% stake in RDF Media Group Plc on November 27, 2008. Presently, management of RDF Media Group Plc and Cyrte Investments B.V. jointly owns around 60.3% stake in RDF Media Group.	$93	0.49	8.20	1.60	64.7%	64.7%	41.2%	30.93	39.7%

10/30/2008	International Gold Exploration AB (OB:IGE) made an all-stock takeover bid to acquire the remaining 25.42% stake in IGE Nordic AB (OB:IGENOR) for NOK 12.54 million.	$(0)	—	0.15	0.45	22.7%	15.0%	-40.7%	1.88	25.4%

27

Supplementary Analysis: Comparable Transactions not in Healthcare Industry

Date	Transaction Comments	Implied EV	Implied EV / Revenues	Implied EV / EBITDA	Implied Equity Value / Book Value	1 Day Prior	1 Week Prior	1 Month Prior	Total Consideration to Shareholder	Percent Sought (%)

10/24/2008	Ring International Holding AG made an offer to acquire remaining 34.3% stake in Niko d.d. (LJSE: NKPG) for approximately €4.5 million on October 24, 2008. Ring International Holding offered to acquire 34.3% stake in Niko at €368 per Niko share from the current employees and the former employees of Niko. The staffing structure will not change after the takeover. The takeover bid is expected to be submitted within a 30-days term. The offer will close on December 5, 2008.	$17	—	—	—	22.7%	22.7%	21.3%	3.60	21.6%

10/14/2008	Unipetrol AS (SEP: BAAUNIPE) made a tender offer to acquire the remaining 8.23% stake in Paramo AS (SEP: BAAPARAM) from the Shareholders for approximately CZK 107 million on October 14, 2008. Unipetrol AS already holds 91.77% of Paramo and has made an offer of CZK 977 per share to the shareholders for the remaining shares. The tender offer is subject to approval of the Czech National Bank with evidence of consideration amount and adoption of a resolution by the General Meeting of Paramo on transmission of all other shares of Paramo to Unipetrol.	$91	0.15	3.59	0.54	-18.5%	-18.6%	-29.0%	5.95	8.2%

09/19/2008	Sigma Consulting made and offer to acquire the remaining 21.82% stake in Cigarette Factory Plovdiv AD (BUL: 4CV) for approximately BGN 8.6 million in cash on September 19, 2008. According to the offer, the shareholders of Plovdiv AD will receive BGN 36.60 for each Plovdiv share held. The offer will run from September 23, 2008 to October 17, 2008. On September 17, 2008, Bulgaria’s financial watchdog gave the greenlight fo a buyout offer.	$29	—	—	—	1.7%	13.8%	14.4%	6.25	21.8%

09/12/2008	Yamaha Corp. (TSE: 7951) made an offer to acquire remaining 25.1% stake in Nexo SA (ENXTPA: MLNEX) for approximately €13.9 million on September 12, 2008. The offer price was €51.55 per share. The offer will run from September 15, 2008 to October 17, 2008. J. Simon of Paul Hastings Janofsky & Walker LLP acted as legal advisor to Yamaha.	$79	—	—	—	2.5%	2.5%	2.4%	19.73	25.1%

08/07/2008	Sebastian Holdings Inc. offered to acquire remaining 6.12% stake in Confirmit ASA on August 7, 2008. The transaction is valued at approximately NOK 28.8 million, based on NOK 22.5 per share. The deadline for making objections or rejections for the compulsory acquisition expires on or approximately October 8, 2008.	$82	1.85	12.59	2.87	0.4%	0.9%	28.6%	5.53	6.1%

07/30/2008	Chairman and Chief Executive Officer, Firoz Lalji of Zones, Inc. entered into an agreement to acquire approximately 48.92% of Zones, Inc. for a cash consideration of approximately $56 million.	$98	0.14	4.86	1.33	15.9%	-6.7%	-10.6%	45.29	48.9%

28

Supplementary Analysis: Comparable Transactions not in Healthcare Industry

Date	Transaction Comments	Implied EV	Implied EV / Revenues	Implied EV / EBITDA	Implied Equity Value / Book Value	1 Day Prior	1 Week Prior	1 Month Prior	Total Consideration to Shareholder	Percent Sought (%)

07/15/2008	Chairman Bruno Choux and Catherine Choux launched a tender offer to acquire remaining 2.8% stake in Piscinelle SA for €0.15 million on July 15, 2008. Bruno Choux and Catherine Choux agreed to pay €5.25 per share.	$9	—	—	—	50.0%	50.0%	50.0%	0.24	2.8%

06/29/2008	Ness Lakdawala and Leonard B. C. Schlemm signed an agreement to acquire the remaining outstanding common shares of Dectron Internationale Inc. (TSX: DTL) for approximately $3.6 million in cash. Under the terms of the transaction, the offer price was $4.2 per share.	$29	0.49	8.57	0.94	86.7%	68.0%	69.4%	3.52	26.9%

06/26/2008	National Patent Development Corporation (OTCBB: NPDV.OB) entered into an agreement to acquire remaining 25% stake in Five Star Products, Inc. (OTC BB: FSPX.OB) for $1.7 million on June 26, 2008.	$37	0.30	14.31	1.01	33.3%	33.3%	14.3%	1.68	25.0%

06/06/2008	Georg von Opel made a bid to acquire remaining 33.33% stake in Growth Value Opportunities SA (SWX: GRO) for approximately CHF 100.6 million on June 6, 2008. The offer per share was CHF 206.	$(66)	—	—	0.68	1.0%	1.0%	1.0%	98.45	33.3%

05/16/2008	Media Pro S.R.L made a bid to acquire the remaining 49.9% stake in Metrodome Group plc (AIM:MRM) from TVLoonland AG (DB:TVO), Metrodome Directors and other shareholders on May 16, 2008 for £1.81 million in cash at £0.03 per share.	$6	0.46	2.71	1.74	30.4%	30.4%	74.4%	0.87	12.2%

03/25/2008	Francaise De Revetements Techniques offered to acquire remaining 19.41% stake in Autolubrification Prod De Synthese (ENXTPA: AULU) for €1.46 million at €8.9 per share.	$13	0.58	10.84	1.19	19.6%	19.6%	19.6%	2.27	19.4%

03/05/2008	Infogrames Entertainment SA (ENXTPA: IFGNR) made a non-binding expression of intent to acquire remaining outstanding common stock of Atari, Inc. (NASDAQ: ATAR) not owned by Infogrames or its affiliates from Coghill Capital Management, LLC, Mayfield Fund and other investors for approximately $11 million.	$31	0.34	—	—	0.0%	0.0%	29.2%	11.01	48.6%

02/28/2008	GreenShift Corporation (OTCBB: GERS) acquired the remaining 10% of GS AgriFuels Corporation (OTCBB: GSGF) for $1.45 million in cash. GreenShift Corporation offered to pay $0.50 per share for the shares of GS AgriFuels.	$54	4.70	—	—	9.9%	19.1%	25.0%	1.45	10.0%

02/18/2008	Allied Holdings Ltd. agreed to acquire remaining 15.69% stake in Allied Pacific Properties and Hotels Ltd. (TSXV: PPH.H) for CAD 1.75 million.	$11	18.99	15.21	1.19	225.0%	225.0%	225.0%	1.74	15.7%

12/20/2007	Nirefs Aquaculture SA (ATSE: NIR) agreed to acquire the remaining 41% stake in Kego (ATSE: KEGO) for €20.06 million on December 20, 2007. Nirefs Aquaculture SA will issue 0.95 Nirefs share for each share of Kego.	$70	—	—	—	10.7%	4.5%	3.7%	28.76	41.0%

29

Supplementary Analysis: Comparable Transactions not in Healthcare Industry

Date	Transaction Comments	Implied EV	Implied EV / Revenues	Implied EV / EBITDA	Implied Equity Value / Book Value	1 Day Prior	1 Week Prior	1 Month Prior	Total Consideration to Shareholder	Percent Sought (%)

12/10/2007	Fondinvest Capital through its fund Fondinvest VIII, L.P. made an offer to acquire remaining 32.28% stake in Access2net (ENXTPA: MLACC) for €2.44 million in cash on December 10, 2007. The offer per share is €7.5. The offer will run from December 12, 2007 to December 24, 2007.	$11	—	—	—	3.3%	2.7%	18.1%	2.72	24.5%

11/13/2007	Mwana Africa PLC (AIM: MWA) signed an agreement to acquire remaining 15.19% stake in SouthernEra Diamonds Inc. (TSX: SDM) for £5.62 million in stock. As per the agreement, Mwana Africa is offering one of its own ordinary shares per 2.28 SouthernEra Class A common shares.	$75	41.77	—	5.79	12.4%	9.4%	-5.5%	11.65	15.2%

11/12/2007	Oxus Gold plc (AIM: OXS) made an offer to acquire the remaining 15.96% stake in Marakand Minerals Ltd (AIM: MKD) for £1.07 million in stock on November 12, 2007. Oxus will issue 0.135 new ordinary shares for each share of Marakand that it did not already own.	$14	—	—	1.53	9.1%	7.0%	11.9%	2.22	16.0%

11/09/2007	Optimum Group Inc. agreed to buy remaining 9.85% stake in Optimum General Inc. (TSX: OGI.A) for CAD 2.24 million in cash. The offer per share was CAD 5.15.	$21	0.22	1.89	0.45	9.8%	9.8%	9.8%	2.39	9.9%
					Average:	25.0%	26.5%	25.3%
					Median:	14.3%	3.2%	21.0%

30

Geoffrey L. Faux	J. Oliver Maggard	Joshua M. King	Geoffrey T. Malcolm
Managing Partner	Managing Partner	Analyst	Analyst
Direct (404) 995-8302	Direct (212) 755-3600	Direct (404) 995-8311	Direct (404) 995-8321
gfaux@caymuspartners.com	omaggard@caymuspartners.com	jking@caymuspartners.com	gmalcolm@caymuspartners.com

One Securities Centre — 3490 Piedmont Road, Suite 1040 — Atlanta, GA 30305

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